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                                                                    EXHIBIT 2.1

                               JOINT VENTURE AGREEMENT

                                     BY AND AMONG

                       PROMOTORA DE EMPRESAS ZANO, S.A. DE C.V.

                                METALSA, S.A. DE C.V.

                                         AND

                               R. J. TOWER CORPORATION

                                     DATED AS OF

                                  SEPTEMBER 26, 1997

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                                  TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----


                                      ARTICLE I
                                     DEFINITIONS

Section 1.1   Definitions.                                                   2
Section 1.2   Interpretation.                                                7

                                      ARTICLE II
                              ISSUANCE AND SUBSCRIPTION

Section 2.1   Closing.                                                       8
Section 2.2   Additional Consideration.                                      8

                                     ARTICLE III
                            REPRESENTATIONS AND WARRANTIES

Section 3.1   Representations and Warranties of Tower.                       9
Section 3.2   Representations and Warranties of Proeza.                     10
Section 3.3   Representations and Warranties of  the Company.               17

                                     ARTICLE IV
                                      COVENANTS

Section 4.1   Taking of Necessary Action.                                   18
Section 4.2   Notice of Certain Changes.                                    19
Section 4.3   Access to Information.                                        19
Section 4.4   Conduct of Business.                                          19
Section 4.5   Expenses.                                                     19
Section 4.6   Confidentiality; Press Releases.                              20
Section 4.7   Indebtedness.                                                 20
Section 4.8   Environmental Compliance.                                     20
Section 4.9   Corporate Filings.                                            20
Section 4.10  Company Bylaws                                                20
Section 4.11  Corporate Structure of the Company                            21

                                      ARTICLE V
                                CONDITIONS TO CLOSING

Section 5.1   Conditions of All Parties.                                    22
Section 5.2   Conditions of Each Party.                                     24

                                     ARTICLE VI
                              SURVIVAL, INDEMNIFICATION

Section 6.1   Indemnification by Proeza.                                    26
Section 6.2   Indemnification by Tower.                                     27
Section 6.3   Indemnification by the Company.                               27
Section 6.4   Notice, Participation and Duration.                           28

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Section 6.5   Reimbursement.                                                28
Section 6.6   Indemnification Threshold and Limitations.                    28
Section 6.7   No Third Party Beneficiaries.                                 30
Section 6.8   Exclusive Remedy.                                             30

                                     ARTICLE VII
                                    MISCELLANEOUS

Section 7.1   No Third Party Beneficiaries.                                 30
Section 7.2   Notices.                                                      31
Section 7.3   Assignment.                                                   32
Section 7.4   Resolution of Disputes.                                       32
Section 7.5   Governing Law.                                                37
Section 7.6   Headings.                                                     37
Section 7.7   Entire Agreement.                                             37
Section 7.8   Counterparts.                                                 37
Section 7.9   Amendments; Waivers; Consents.                                38
Section 7.10  Limitation on Damages.                                        38
Section 7.11  Termination.                                                  38


EXHIBIT A:    Technology Agreement
EXHIBIT B:    Directors Agreement
EXHIBIT C:    Marketing Agreement
EXHIBIT D:    Company Shareholders Agreement
EXHIBIT E:    Services Agreement
EXHIBIT F:    US Reconciliation GAAP
EXHIBIT G:    The Reorganization


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                               JOINT VENTURE AGREEMENT

    THIS JOINT VENTURE AGREEMENT, dated as of September 24, 1997, is by and among PROMOTORA DE EMPRESAS ZANO, S.A. DE C.V., a Mexican SOCIEDAD ANONIMA DE CAPITAL VARIABLE ("PROEZA"), METALSA, S.A. DE C.V., a Mexican SOCIEDAD ANONIMA DE CAPITAL VARIABLE (the "COMPANY") and R.J. TOWER CORPORATION, a Michigan corporation ("TOWER").

                                   R E C I T A L S

    A.   Capitalized terms used herein and not otherwise defined are defined in
Section 1.1.

    B. The Company is in the business of manufacturing Automotive Structural Components. As of the Closing Proeza will own approximately 100 percent of the shares of the Company's Capital Stock, consisting of 6,640,799 shares of Class A Common Stock ("CLASS A COMMON STOCK") and 2,383,328 shares of Class B Common Stock ("CLASS B COMMON STOCK").

    C. Proeza and Tower each desire to enter into a business alliance concerning the ownership, strategic direction, marketing and use and development of technology of the Company and any potential joint ventures or interests in the Republic of Mexico, other parts of Latin America or as agreed by the parties

    D. Prior to the Closing, the Company will consummate the Reorganization as described in EXHIBIT G and declare the Dividends as described on Schedule 3.2.16.

    E. At Closing Proeza will cause the Company to issue to Tower, and Tower will subscribe for, shares of Company Capital Stock representing, after taking into account such issuance, subscription, reimbursement, Reorganization, and declaration of dividends described in SCHEDULE 3.2.16, 40% of the Company Capital Stock, all of which shares shall be Class B Common Shares, and Tower will pay for such shares (the "CLASS B COMMON SHARES") an aggregate of US$120,000,000.

    F. After the foregoing subscription has occurred Proeza shall be reimbursed by the Company an aggregate amount of US$109,500,000 as set forth in
Section 2.2 (the "REIMBURSEMENT").

    G. Tower is uniquely qualified to provide technological services and information to the Company. Accordingly, Tower and Proeza believe that it is in the Company's best interest to enter into a Technology Agreement substantially in the form of EXHIBIT A (the "TECHNOLOGY AGREEMENT") at the Closing.

    H. To enhance the understanding and communications between Proeza and Tower, as well as to provide Tower with additional insight into the Latin American auto parts industry, Proeza and Tower believe that it is in their mutual best interest to enter into at the Closing a Directors Agreement, substantially in the form of EXHIBIT B (the "DIRECTORS AGREEMENT"), pursuant to which Tower shall place a representative from the Company on Tower's Board of Directors.

    I. Tower and Proeza believe that it is in the Company's best interests for Tower and the Company to enter into a Marketing Agreement in substantially the form attached as EXHIBIT C (the "MARKETING AGREEMENT") at the Closing pursuant to which Tower and the Company will agree on how to proceed with respect to investment and growth opportunities.

    J. To govern the relationship among Tower, Proeza, the Company and its shareholders, after the Closing, Tower and Proeza believe that it is in their mutual and the Company's best interests to enter into a Company Shareholders Agreement, substantially in the form attached as EXHIBIT D (the "COMPANY SHAREHOLDERS AGREEMENT"). Tower, Proeza and the Company agree to cause the Company to adopt bylaws (the "COMPANY BYLAWS"), which will set forth such of the provisions in the Shareholders Agreement as are enforceable only if included in the bylaws of a company, so as to preserve the rights and responsibilities of the parties contemplated by and pursuant to the Shareholders Agreement, and will include such other provisions as are customary, necessary and appropriate.

    K. Proeza and Tower believe that it is in the Company's best interest to enter into a services agreement between the Company and Proeza at the Closing substantially in the form attached as EXHIBIT E (the "SERVICES AGREEMENT") whereby Proeza shall provide certain administrative assistance and services to the Company pursuant to terms and conditions currently in place.


    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                      ARTICLE I
                                     DEFINITIONS

    1.1  DEFINITIONS.

         As used herein, the following terms shall have the following meanings:

       "ACTION" means any claim, action, suit, proceeding, formal complaint, show cause order or cease and desist order, arbitration, adjudication, settlement proceeding, or formal Governmental Body investigation, in each case whether at equity or at law.

       "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, or any person ascendant relative, descendant up to the second degree or spouse of such Person.

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The term "control" for the purpose of this definition means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

       "APPLICABLE ENVIRONMENTAL AND SAFETY LAWS" means any and all environmental or health or safety related laws, regulations, rules, permits, orders, ordinances, decrees or determinations of Governmental Bodies in effect prior to the Closing Date, and all environmental, health or safety related common laws in any and all jurisdictions in which the Company or its Subsidiaries has conducted or conducts operations or applicable to such operations, as the case may be, including the Mexican General Law on Ecological Equilibrium and Environmental Protection, The Mexican Regulations on Hazardous Wastes, The Mexican Regulation for the Land Transportation of Hazardous Wastes and Materials and the Mexican Law on National Waters.

       "ARBITRATION CLAIMS" is defined in Section 7.4.9.

       "AUDITED HISTORICAL FINANCIAL STATEMENTS" is defined in Section 3.2.8.

       "AUTOMOTIVE STRUCTURAL COMPONENTS" is defined as automotive frames, light, medium and heavy truck frames, suspension systems, and inner body parts and other vehicle structures.

       "BALANCE SHEET DATE" is defined in Section 3.2.8.

       "CLAIM" is defined in Section 6.4.

       "CLASS A COMMON STOCK" is defined in the Recitals.

       "CLASS B COMMON STOCK" is defined in the Recitals.

       "CLASS B COMMON SHARES" is defined in the Recitals.

       "CLOSING" is defined in Section 2.2.

       "CLOSING DATE" is defined in Section 2.2.

       "COMMITMENTS" means preemptive rights, subscriptions, options, warrants, calls, rights, commitments or any other contracts of any character obligating a Person to issue any shares of its capital stock or any other securities convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any such shares.

       "COMPANY BYLAWS" is defined in the Recitals.

       "COMPANY CAPITAL STOCK" means the Class A Common Stock and Class B Common Stock.

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       "COMPANY SHAREHOLDERS AGREEMENT" is defined in the Recitals.

       "CONFIDENTIAL INFORMATION" means proprietary or confidential information, including but not limited to the following: confidential information, ideas, concepts, software, designs, drawings, techniques, models, data, documentation, research, development, processes, procedures, business acquisition or disposition plans, "know how," marketing techniques and materials, marketing and development plans, customer names and other information related to customers, price lists, pricing policies, details of customer, distributor, agency or consultant contracts, financial information and any other information relating to the business, customers, trade, trade secrets or industrial practices of the Person in question; PROVIDED that, "Confidential Information" shall not include information that: (i) is or hereafter becomes generally available to the public other than by reason of any default by such party with respect to a confidentiality obligation under this Agreement; (ii) was already known to the recipient on a nonconfidential basis and not in contravention of applicable law prior to its disclosure to the recipient by the disclosing party hereunder; (iii) is disclosed to the recipient by a third party who is not known by the recipient to be in default of any confidentiality obligation to the disclosing party hereunder; (iv) is developed by or on behalf of the receiving Person, without reliance on confidential information received hereunder; (v) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; (vi) is disclosed in connection with any public offering of Shares; or (vii) is disclosed to any professional advisor of the recipient in connection with such advisor's retention, or the performance of its duties, as such, who is also subject to a confidentiality agreement to the same extent as the recipient. For this Agreement, specific disclosures made, e.g. "640 F to 650 F" or "US$50,000" shall not be deemed to be within the exceptions listed above merely because such specific disclosure is embraced by a general disclosure, e.g. "600 F to 800 F" or "US$40,000 to US$80,000", which general disclosure is in the public domain or in a Person's possession. In addition, any combination of features disclosed to a Person shall not be deemed to be within the exceptions listed above merely because individual features are separately in the public domain or in a Person's possession, but shall be within the exceptions only if the combination itself and its principle of operation are in the public domain or in a Person's possession as provided in the exceptions listed above.

       "CONTRACT" means any contract, lease, license, deed of trust, mortgage, commitment, license, franchise, indenture, note, other agreement, instrument or obligation.

       "DIRECTORS AGREEMENT" is defined in the Recitals.

       "DISPUTE" is defined in Section 7.4.1.

       "DIVIDENDS" are defined in SCHEDULE 3.2.16.

       "DOLLARS", "$" and "US$" mean United States Dollars.

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       "ENFORCEABLE" with respect to an agreement or contract, means that such agreement or contract constitutes the legal, valid and binding obligation of the applicable Person, enforceable against such Person in accordance with its terms, subject to (i) bankruptcy, reorganization, insolvency and similar laws of general application relating to or affecting the rights of creditors, and subject to general principles of equity and (ii) policies against rights to indemnity and contribution.

       "GOVERNMENTAL BODY" means a court, agency, official, authority, other governmental body or political subdivision or other agency or instrumentality thereof.

       "HAZARDOUS MATERIAL" means petroleum, asbestos, noise, radiation, and any pollutant, contaminant, toxic substance, hazardous waste or hazardous substance, as defined in or pursuant to any Applicable Environmental and Safety Laws, including the Mexican General Law on Ecological Equilibrium and Environmental Protection, the Mexican Regulations on Hazardous Wastes, the Mexican Regulation for the Land Transportation of Hazardous Wastes and Materials and the Mexican Law on National Waters.

       "INDEMNITEE" is defined in Section 6.4.

       "INDEMNITOR" is defined in Section 6.4.

       "INTELLECTUAL PROPERTY" means all registered trademarks, service marks, trade dress, logos, trade names, copyrights.

       "INTERIM HISTORICAL BALANCE SHEET" is defined in Section 3.2.8.

       "INVESTMENT AMOUNT" is defined in Article II.

       "KNOWLEDGE"  means actual knowledge without independent investigation.

       "LAWS" means all statutes, ordinances, rules, regulations and decrees.

       "LIABILITIES" means, as to any Person, any liability, obligation, cost or expense.

       "LIEN" means, as to any asset, any mortgage, lien, pledge, charge, trust, security interest, right of first offer or first refusal, claim or other encumbrance of any kind or nature whatsoever with respect to such asset.

       "LOSSES" means all damages, losses (including any diminution in value), liabilities (joint or several), payments, obligations, penalties, fines, claims, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including reasonable, necessary and duly documented fees, and actual fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation) of any kind or nature whatsoever.

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       "MARKETING AGREEMENT" is defined in the Recitals.

       "MATERIAL ADVERSE EFFECT" means, with respect to any Person, a material adverse effect on or with respect to the business, assets, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole.

       "MEXICAN GAAP" means Mexican generally accepted accounting principles consistently applied and as adjusted from time to time.

       "MEXICAN PESOS" means the lawful currency in the United Mexican States.

       "NEGOTIATION PERIOD" is defined in Section 7.4.1.

       "NET INCOME" means the Company's net income before non-operating items and extraordinary items, as determined by US Reconciliation GAAP, as in effect on the date hereof, plus 3.75% of the Company's net sales multiplied by the difference of 1 (one) minus the sum of the income tax rate and the legally required profit sharing rate (each expressed as a decimal fraction) (for example, if the sum of such two rates is 25%, the difference would be .75, and 3.75% would be multiplied by .75, and equal 2.8125%).

       "ORDER" means any order, injunction, decree of a court or charge of a Governmental Body.

       "ORDINARY COURSE OF BUSINESS" means the ordinary course of business generally consistent with past custom and practice.

       "PERSON" means an individual, corporation, limited liability company, partnership (general or limited), association, trust or other entity or organization, including a Governmental Body.

       "PROCEEDING" means any claim, action, suit, proceeding, arbitration, adjudication, settlement proceeding, or formal Governmental Body investigation, in each case, if applicable, whether at equity or at law.

       "PROEZA INDEMNITEES" is defined in Section 6.2.

       "REIMBURSEMENT AMOUNT" is defined in Article II.

       "RELEASE" means any release, spill, disposal or discharge into, under or from air, soil, surface water or ground water.

       "REORGANIZATION" is defined in EXHIBIT G.

       "REQUISITE REGULATORY APPROVALS" means all permits, approvals, notices, filings and consents required to be obtained or made, and all waiting periods required to expire, before the consummation of the transactions contemplated by this Agreement, as applicable, under all applicable Laws of any jurisdiction, domestic or foreign, having jurisdiction over the transactions contemplated by this Agreement.

       "SERVICES AGREEMENT" is defined in the Recitals.

       "SUBJECT DOCUMENTS" is defined in Section 7.4.1.

       "SUBSIDIARY" means, as to any Person, any corporation, joint venture, partnership or other business entity more than 50% of the equity of which is owned, directly or indirectly, by such Person.

       "TAX RETURN" shall include any statement, form or return, required to be supplied to a taxing authority in connection with Taxes.

       "TAXES" means all taxes, charges, fees, levies, or other assessments, social security (seguro social, SAR, or other similar contributions or payments), estimated, severance, transfer, stamp and recording taxes, fees and charges imposed by any Governmental Body whether computed on a separate, consolidated, unitary, combined or any other basis.

       "TECHNOLOGY AGREEMENT" is defined in the Recitals.

       "THRESHOLD AMOUNT" is defined in Section 6.6.1.

       "TOWER INDEMNITEES" is defined in Section 6.1.1.

       "TRANSFERRED PROPERTY" means the property to be transferred to Proeza in connection with the Reorganization.

       "TRANSACTIONS" means the transactions contemplated by this Agreement.

       "TRANSACTION DOCUMENTS" is defined in Section 3.1.2.

       "US GAAP" means United States generally accepted accounting principles consistently applied and as adjusted from time to time.

       "US RECONCILIATION GAAP" means the procedure by which Mexican GAAP shall be reconciled to US GAAP, subject to the clarifications detailed in EXHIBIT F.

    1.2  INTERPRETATION.

         For the purposes hereof, (i) words in the singular shall be held to include the plural and VICE VERSA and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof", "herein", and "herewith", and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits and Annexes hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit, Schedule and Annex references are to the Articles, Sections, paragraphs, Exhibits, Schedules and Annexes to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, (v) provisions shall apply, when appropriate, to successive events and transactions, and (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days, unless otherwise specified. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.


                                      ARTICLE II
                              ISSUANCE AND SUBSCRIPTION

         AT THE CLOSING, SUBJECT TO THE TERMS AND CONDITIONS SET FORTH HEREIN, THE COMPANY AGREES TO ISSUE TO TOWER AND PROEZA AS SOLE SHAREHOLDER OF THE COMPANY AGREES TO APPROVE THE ISSUANCE FROM THE COMPANY TO TOWER, AND TOWER AGREES TO SUBSCRIBE FOR FROM THE COMPANY, THE CLASS B COMMON SHARES FOR AN AGGREGATE SUBSCRIPTION VALUE OF US$120,000,000 (THE "INVESTMENT AMOUNT"). The difference between the subscription value and the par value of the Class B Common Shares shall be deemed a premium for the subscription of the Class B Common Shares. After the foregoing subscription has occurred, Proeza will be reimbursed by the Company in an amount of US$109,500,000 (the "REIMBURSEMENT AMOUNT"). As a result of both the subscription by Tower and the reimbursement to Proeza as set forth herein, Tower shall own 40% of the Company Capital Stock represented by all of the Class B Common Shares.

    2.1  CLOSING.

         Within three business days following the satisfaction of all of the conditions to Closing set forth in Sections 5.1 and 5.2, the Closing (the "CLOSING", and the date on which the Closing occurs the "CLOSING DATE") of the issuance of the Class B Common Shares to Tower shall take place and payment of the Investment Amount shall be made by Tower by wire transfer (or any other mode acceptable to the Company) of immediately available funds to such account(s) as shall have been designated at least three business days prior to the Closing Date by the Company against receipt by Tower of certificates representing the Class B Common Shares and the other documents contemplated hereby. Within one day after the Investment Amount has been received, the Company will pay to Proeza the Reimbursement Amount by wire transfer (or any other mode acceptable to Proeza) of immediately available funds to such account(s) as shall have been designated at least three business days prior to the Closing Date by Proeza.

    2.2  ADDITIONAL CONSIDERATION.

         TOWER ADDITIONAL CONSIDERATION. In addition to the subscription payment set forth in Article II, Tower hereby agrees to pay to the Company the additional premium consideration set forth in this Section 2.3. The Company shall have the right to receive from Tower the amount by which Net Income exceeds US$20,000,000 for the fiscal year ended December 31, 1998, the amount by which Net Income exceeds US$25,000,000 for the fiscal year ended December 31, 1999 and the amount by which Net Income exceeds US$28,000,000 for the fiscal year ended December 31, 2000; PROVIDED, HOWEVER, that such additional premium consideration shall not exceed, in the aggregate, US$45,000,000. All additional consideration shall be paid, subject to the last three sentences of this Section 2.3, (i) within 30 days of delivery of audited financial statements of the Company (in accordance with US Reconciliation GAAP) for the applicable year to Tower, (ii) by wire transfer (or any other mode acceptable to the Company) of immediately available funds, and (iii) to such account(s) as shall have been designated by the Company. Tower shall have 30 days after the receipt of the Company's audited financial statements to dispute its obligations to make any payment of additional consideration in accordance with this Section 2.3, including the calculation of the Net Income for such relevant period. In case

Tower raises such objection within the requisite time period, the parties shall have 15 days following the time Tower raises such objection to resolve any such dispute. If the parties fail to reach agreement within such period, then they shall follow the procedures for Resolution of Disputes provided in Section 7.4.

                                     ARTICLE III
                            REPRESENTATIONS AND WARRANTIES

    3.1  REPRESENTATIONS AND WARRANTIES OF TOWER.

         Tower represents and warrants to Proeza, that:

         CORPORATE EXISTENCE AND POWER. Tower is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and has all corporate powers required to own its properties and carry on its business. Tower is authorized or duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except insofar as the failure to be so qualified would not reasonably be expected to enjoin, alter, call into question, affect or delay the Transaction.

         CORPORATE AUTHORIZATION. The execution, delivery and performance by Tower of this Agreement, the Company Shareholders Agreement, the Technology Agreement, the Marketing Agreement, the Services Agreement, the Directors Agreement and any related agreements or instruments (collectively, the "TRANSACTION DOCUMENTS") and the consummation by Tower of the Transactions are within Tower's corporate power and have been duly authorized by all necessary corporate action on the part of Tower. Each of the Transaction Documents is, or will be upon execution thereof at the Closing, Enforceable against Tower.

         NON-CONTRAVENTION. The execution, delivery and performance by Tower of this Agreement, does not and will not (A) contravene Tower's certificate of incorporation or by-laws, or (B) except as would not be reasonably likely to result in a liability to Tower in excess of US$250,000 (i) contravene or constitute a violation of any provision of any federal, state or local law, regulation, judgment, injunction, order or decree binding upon or applicable to Tower, or (ii) except as set forth on SCHEDULE 3.1.3, require any consent, notice, approval or other action by any Person or constitute a breach or default (with or without the giving of notice or the passage of time or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Tower or a loss of any benefit to which Tower is entitled under any provision of any agreement, contract, indenture, lease or other instrument, license, franchise, permit or other similar authorization binding upon or held by Tower.

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         LITIGATION.  Except as set forth on SCHEDULE 3.1.4, there is no Action pending, or, to Tower's Knowledge, threatened, against Tower or any of its properties before any Governmental Body which in any manner would enjoin, alter, call into question, affect or delay any of the Transactions.

    3.2  REPRESENTATIONS AND WARRANTIES OF PROEZA.

         Proeza hereby represents and warrants to Tower that (all references to the "COMPANY" in this Section 3.2 shall refer to the Company and its Subsidiaries):

         CORPORATE EXISTENCE AND POWER.  Proeza is a SOCIEDAD ANONIMA DE
CAPITAL VARIABLE duly formed, validly existing and in good standing under the laws of Mexico, and has all corporate powers required to own its properties and carry on its business. Proeza is authorized or duly qualified to do business as a corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary.

         CORPORATE AUTHORIZATION. The execution, delivery and performance by Proeza of the Transaction Documents and the consummation by Proeza of the Transactions are within Proeza's corporate power and have been duly authorized by all necessary corporate action on the part of Proeza. Each of the Transaction Documents is, or will be upon execution thereof at the Closing, Enforceable against Proeza.

         NON-CONTRAVENTION. The execution, delivery and performance by Proeza of this Agreement and the issuance and subscription of the Class B Common Shares does not and will not (A) contravene Proeza's ESTATUTOS (as used herein, "ESTATUTOS" means the "BY-LAWS" of such entity) or, (B) except as would not be reasonably likely to result in a liability to Proeza in excess of US$250,000 (i) contravene or constitute a violation of any provision of any Mexican federal, state or local law, regulation, judgment, injunction, order or decree binding upon or applicable to Proeza, or (ii) except as set forth on SCHEDULE 3.2.3, require any consent, notice, approval or other action by any Person or constitute a breach or default (with or without the giving of notice or the passage of time or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Proeza or a loss of any benefit to which Proeza is entitled under any provision of any agreement, contract, indenture, lease, or other instrument binding upon Proeza or any license, franchise, permit or other similar authorization binding upon or held by Proeza.

         CAPITALIZATION OF THE COMPANY. The capitalization of the Company as of August 31,1997 and as of the Closing Date after giving effect to the Transactions, is set forth on SCHEDULE 3.2.4A and the stock ownership of the Company as of the date hereof and as of the Closing Date after giving effect to the Transactions, is set forth on SCHEDULE 3.2.4B. Except as set forth on
SCHEDULE 3.2.4 and as contemplated hereby, there are no outstanding Commitments with respect to the capital stock or any other equity interests of the Company. When payment has been made therefore as contemplated hereby, the Class

B Common Shares will be validly issued, fully paid and non-assessable; and when the Class B Common Shares are delivered to Tower against payment therefor as contemplated hereby, Tower will acquire good and valid title to the Class B Common Shares free and clear of all Liens, and there shall be no other shares of Class B Common Stock outstanding.

         DELIVERY AND TITLE TO THE CLASS B COMMON SHARES. Proeza will cause the Company to issue and deliver the Class B Common Shares to Tower, free and clear of any restrictions on transfer, taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands, other than as contemplated by the Transaction Documents, and Tower shall be registered as a shareholder of record in the shareholder registry ledger of the Company. There are no options, warrants, purchase rights, or other contracts or commitments that could require the Company to sell, transfer, or otherwise dispose of any capital stock of the Company (other than the Transaction Documents).

         LITIGATION. Except as set forth on SCHEDULE 3.2.6, there is no Action pending, or, to Proeza's Knowledge, threatened, against Proeza or any of its properties before any Governmental Body which (i) would reasonably be expected to result in a liability to Proeza in excess of US$250,000, or (ii) in any manner would enjoin, alter, call into question, affect or delay any of the Transactions.

         NO GOVERNMENTAL APPROVALS. No Requisite Regulatory Approval is required on the part of Proeza or the Company in connection with the execution and delivery by Proeza or the Company of the Transaction Documents to which they are party or the consummation by Proeza and the Company of the transactions contemplated by the Transaction Documents, except for compliance with the Requisite Regulatory Approvals set forth on SCHEDULE 3.2.7.

         HISTORICAL FINANCIAL STATEMENTS.  The Company has delivered to Tower
(i) Audited Historical Financial Statements of the Company for the fiscal year ending December 31, 1994, 1995 and 1996 (the "AUDITED HISTORICAL FINANCIAL STATEMENTS"), (ii) an unaudited consolidated balance sheet (the "INTERIM HISTORICAL BALANCE SHEET") of the Company as of` August 31, 1997 (the "BALANCE SHEET DATE"). The Interim Historical Balance Sheet and the Audited Historical Financial Statements and notes have been prepared in accordance with Mexican GAAP and present fairly and accurately the financial position and results of operations of the Company as of the dates of such statements and for the periods covered thereby, subject to normal recurring year-end adjustments the effect of which will not, individually or in the aggregate, have a Material Adverse Effect on the Company.

         TITLE TO ASSETS. The Company has good and valid title to, or a valid leasehold interest in, the assets and rights used in the conduct of its business, free and clear of all Liens, except as set forth on Schedule 3.2.9, and such assets and rights are sufficient to conduct its business in a manner consistent with such conduct prior to the

Reorganization.

         INSURANCE. SCHEDULE 3.2.10 sets forth a list of all policies of insurance to which the Company is a party or under which the Company, or any director or officer of the Company, is covered. Complete copies of all such policies have been delivered to Tower. All such policies are in full force and effect. Neither Proeza nor the Company has received notice from any insurance carrier of the intention of such carrier to discontinue any insurance coverage afforded to the Company.

         COMPLIANCE WITH LAWS.  Except as set forth in SCHEDULES 3.2.11 and
4.8, and with respect to the matters addressed by Section 3.2.12, the businesses of the Company have been conducted in compliance with all Laws. No investigation or review by any Governmental Body with respect to the Company or any of its respective properties is pending or threatened.

         ENVIRONMENTAL MATTERS.  Except as set forth in SCHEDULE 3.2.12 to this
Agreement:

         The Company has complied, and is in compliance, with all Applicable Environmental and Safety Laws. There is no Proceeding now pending or, to the Knowledge of Proeza, threatened, against or affecting the Company (i) for noncompliance by the Company with any Applicable Environmental and Safety Laws or (ii) relating to a Release at any location of any material, including any Hazardous Material that would reasonably be expected to give rise to liability of the Company under any Applicable Environmental and Safety Laws.

         The Company does not have any Liability (whether accrued, absolute, contingent, unliquidated or otherwise), arising out of or resulting from the treatment, storage, disposal or Release, whether on or off its own premises or by or through other Persons, of any material, including any Hazardous Material.

         There are no unpaid citations, fines or penalties assessed against the Company under any Applicable Environmental and Safety Law, and the Company has not received any written notices or other communications or information from any Person, including any Governmental Body of Mexico with respect to any violations or alleged violations of, or any actual or potential Liability under, any Applicable Environmental and Safety Law including any investigation, remedial or corrective obligation.

         The Company has obtained all permits required by any Applicable Environmental and Safety Law and all such permits are in good standing and in full force and effect and the Company is are in compliance with all terms and conditions of such permits.

         None of the following exists at any property or facility owned or operated by the Company: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

         The Company has not, either expressly or by operation of law, assumed, undertaken or otherwise become subject to any liability, including any obligation for corrective or remedial action, of any other Person pursuant to any Applicable Environmental and Safety Laws.

         No facts, events or conditions relating to the past or present facilities, properties or operations of the Company, or any of its predecessors will prevent, hinder or limit continued compliance with any Applicable Environmental and Safety Laws, give rise to any investigatory, remedial or corrective obligations pursuant to any Applicable Environmental and Safety Laws, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to any Applicable Environmental and Safety Laws, including any relating to onsite or offsite Releases or threatened Releases of Hazardous Materials, personal injury, property damage or natural resources damages.

         TAXES.  Except as set forth on SCHEDULE 3.2.13,

         All Tax Returns required to be filed on or before the Closing Date by the Company have been or will be filed.

         The Tax Returns so filed are complete and accurate representations of the Tax Liabilities of the Company.

         The Company has paid or has made adequate provision in the Interim Historical Balance Sheet for the payment of all Taxes due or accrued by the Company for periods ending on or before the date hereof.

         To the Knowledge of the Company, there is no investigation, audit, or claim pending with respect to the Company regarding any Tax.

         The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee.

         The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         Proeza has made available to Tower correct and complete copies of all Tax Returns, examination reports, and fiscal credit assessed against or agreed to by the Company for all taxable periods beginning on or after January 1, 1995 and ending as of the date hereof.

         INTELLECTUAL PROPERTY. SCHEDULE 3.2.14 contains a list of all material Intellectual Property owned by, issued to, licensed by or used by the Company. The

Intellectual Property listed on SCHEDULE 3.2.14 comprises all Intellectual Property necessary to conduct the business currently conducted by the Company. The Company owns or has valid, binding and enforceable rights to use of all of such Intellectual Property. The Company has not granted any outstanding licenses or other rights, and has no obligations to grant licenses or other rights, under any of such Intellectual Property. The Company has not received any notice of infringement of or conflict with asserted rights of others with respect to any such Intellectual Property. The Company, in the conduct of its business as currently conducted, does not infringe or conflict with any right of any third party as to Intellectual Property.

         CONTRACTS. SCHEDULE 3.2.15 sets forth a list of all Contracts in excess of US$250,000 to which the Company is a party or to which any of its business is subject and which are not terminable by the Company on notice of 30 days or less without penalty or additional cost. All of such Contracts are valid, binding and in full force and effect, and are enforceable by the Company in accordance with their respective terms. Except as disclosed on SCHEDULE 3.2.15, there are no defaults by the Company under any Contracts required to be listed thereon, and, to the Knowledge of Proeza, there are no defaults thereunder by any other party thereto, and no event has occurred that with the lapse of time or action or inaction by any party thereto would result in a violation thereof or a default thereunder.

         ABSENCE OF CHANGES OR EVENTS. Except as set forth on SCHEDULE 3.2.16, since the Balance Sheet Date, the Company has operated its businesses in the Ordinary Course of Business and has not:

         incurred any Liability, except for Liabilities incurred in the Ordinary Course of Business;

         declared or paid any dividend or repurchased any shares of capital stock.

         created or permitted to be created any Lien on any of its assets, having a value in excess of US$250,000;

         sold, transferred, leased to or otherwise disposed of any of its assets, except for inventory sold in the Ordinary Course of Business, or canceled or compromised any material debt or claim, or waived or released any right of material value except in the Ordinary Course of Business, having a value in excess of US$250,000;

         suffered any damage, destruction or casualty loss (whether or not covered by insurance), having a value in excess of US$250,000;

         instituted, settled or agreed to settle any Proceeding before any Governmental Body, having a value in excess of US$250,000;

         entered into any transaction or Contract other than in the Ordinary Course of Business, and except for the Transaction Documents, having a value in excess of

US$250,000;

         amended, modified or terminated any Contract having a value in excess of US$250,000, except in the Ordinary Course of Business;

         made any increase in the compensation payable or to become payable, or any increase in benefits or benefit plan costs, or any increase in bonus, insurance, pension, compensation or other benefit plans, in each case, with respect to its employees, having a value in excess of US$250,000;

         entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (ii) through (viii) above; or

         suffered any event or experience which has had, or with the passage of time would reasonably be expected to have, a Material Adverse Effect on the Company.

         LICENSES, PERMITS AND TARIFFS. The Company possesses all the licenses and permits listed in SCHEDULE 3.2.17, copies of all of which have been made available to Tower. Such licenses and permits constitute all the licenses and permits necessary under Law for the Company to conduct its business as now conducted. Each of such licenses and permits and the rights of the Company with respect thereto are valid and subsisting and in full force and effect. The Company is in compliance with the terms of such licenses and permits. No such license or permit has been, or, to the Knowledge of Proeza, is threatened to be, revoked, canceled, suspended or modified.

         NO BROKER. Except for the services of Violy, Byorum & Partners, LLC (for which Proeza shall be solely responsible) Proeza has not incurred any material obligation or Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby.

         LABOR RELATIONS; COMPLIANCE. All applicable labor relations and/or obligations within the scope of this Agreement and, in particular, labor relations dealing with the Company, shall be construed and subject to applicable Mexican Labor Law. Except as set forth on SCHEDULE 3.2.19, since December 31, 1996, the Company has not been and is not currently a party to any collective bargaining or other labor contract. Since December 31, 1996, there has not been, there is not presently pending or existing and, to Knowledge of Proeza, there is not threatened: (i) any strike, slowdown, picketing, work stoppage, or employee grievance process; (ii) any Proceeding against or affecting the Company relating to the alleged violation of any Law pertaining to labor relations or employment matters, organizational activity, or other labor or employment dispute against or affecting the Company or its premises; or (iii) any application for certification of a collective bargaining agent. The Company has complied with all applicable Mexican Laws relating to employment.

         EMPLOYEE BENEFIT PLANS.

         SCHEDULE 3.2.20 includes a correct and complete list of all pension and welfare plans and all other employee benefit agreements or arrangements to which the Company contributes. Proeza has delivered to Tower, as to each plan, agreement or arrangement, as applicable, a true and correct copy of (i) the plan, agreement or arrangement, (ii) the trust, group annuity contract or other document that provides the funding for the plan, agreement or arrangement, if any, (iii) the most recent actuarial report or valuation statement, if any, or
(iv) the most current summary plan description, booklet, or other descriptive written materials, if any, and each summary of modifications prepared after the last summary plan description.

         Every employee welfare benefit plan and every employee pension benefit plan on SCHEDULE 3.2.20: (i) is in compliance with all requirements of applicable labor Laws; (ii) has no issue pending (other than the payment of benefits in the normal course) nor any issue resolved adversely to the Company that may subject the Company in the future to the payment of a penalty; and
(iii) can be unilaterally terminated or amended on no more than 90 days notice, except as set forth in SCHEDULE 3.2.20. Except as set forth in SCHEDULE 3.2.20, the Company does not provide employee post-retirement medical or health coverage or contribute to or maintain any employee welfare benefit plan that provides for health benefit coverage following termination of employment. All premiums due with respect to each employee pension benefit plan listed on SCHEDULE 3.2.20 for which premiums are required have been paid when due. No employee pension benefit plan listed on SCHEDULE 3.2.20, has been, or is reasonably expected to be, terminated. All amounts owed under the deferred compensation arrangements described in SCHEDULE 3.2.20 are included as liabilities in the Interim Historical Balance Sheet.

         DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Except as set forth in this Agreement, Proeza makes no other representation or warranty, express or implied, at law or in equity, in respect of the Company, its Subsidiaries, or any of their respective assets, liabilities, or operations, including with respect to merchantability, or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

         TRANSACTIONS WITH AFFILIATES. Except as set forth on SCHEDULE 3.2.22, neither Proeza nor any Affiliate of Proeza or the Company is a party to any Contract with the Company.

         NO SIGNIFICANT UNITED STATES PRESENCE. The Company and its Subsidiaries collectively (i) do not hold assets (other than investment assets) located in the United States having an aggregate book value or market value of US$15million or more, and (ii) have not, made aggregate sales in or into the Unites States in excess of US$25 million in their most recent fiscal year.

    3.3  REPRESENTATIONS AND WARRANTIES OF  THE COMPANY.

         The Company represents and warrants to Tower that:

         CORPORATE EXISTENCE AND POWER. The Company is a Mexican SOCIEDAD ANONIMA DE CAPITAL VARIABLE duly formed and validly existing as stated in the Public document number 16, granted on August 21, 1981 before Notary Public Number 1 duly registered in the Public registry of San Luis Potosi, S.L.P.; and is in good standing under the laws of Mexico, and has all corporate powers required to own its properties and carry on its business. The Company will have no Subsidiaries at the Closing, except for Herramientas y Matrices, S.A. de C.V. The Company and its Subsidiaries are authorized or duly qualified to do business as foreign corporations and are in good standing in each jurisdiction where the character of the property owned or leased by them or the nature of their activities make such qualification necessary.

         CORPORATE AUTHORIZATION. The execution, delivery and performance by the Company of each of the Transaction Documents and the consummation by the Company and its Subsidiaries of the transactions contemplated hereby and thereby are within their corporate power and have been duly authorized by all necessary corporate action on the part of the Company and its Subsidiaries. Each of the Transaction Documents is, or will be upon execution thereof at the Closing, enforceable against the Company.

         NON-CONTRAVENTION. The execution, delivery and performance by the Company of each of the Transaction Documents does not and will not (A) contravene the Company's ESTATUTOS, or (B) (i) contravene or constitute a violation of any provision of any federal, state or local law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary, (ii) except as set forth on SCHEDULE 3.3.3, require any consent, notice, approval or other action by any Person or constitute a breach or default (with or without the giving of notice or passage of time or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract, indenture, lease, other instrument license, franchise, permit or other similar authorization binding upon or held by the Company or any Subsidiary, or (iii) result in the creation or imposition of any Liens on the Class B Common Shares.

         DUE AUTHORIZATION AND VALIDITY OF THE CLASS B COMMON SHARES. All of the Class B Common Shares have been duly authorized and, when delivered against payment therefor as contemplated hereby, will be validly issued, fully paid and non-assessable and Tower shall be registered as a shareholder of record in the shareholder registry ledger of the Company.

         LITIGATION. Except as set forth in SCHEDULE 3.3.5, there is no Action pending or, to the Company's Knowledge, threatened, against the Company or any

Subsidiary any of their properties before any Governmental Body which (i) would reasonably be expected to result in a liability to the Company in excess of US$250,000, or (ii) in any manner would enjoin, alter, call into question, affect or delay any of the Transactions.

         REAL ESTATE.

         (i) By means of Public document number 30,360 granted on February 13, 1992 before Mr. Jesus Montano Garcia, Notary Public Number 60 duly registered in the Public registry of property of the City of Monterrey Nuevo Leon, under registration number 4626, book 96, volume 44, Section I PROPIEDAD, UNIDAD Apodaca dated October 28, 1992, and number 8486, book 213, volume 224, Section I PROPIEDAD dated October 26, 1992, the Company acquired by means of a merger with Manufacturas Metalicas Monterrey, S.A. de C.V. real estate property with the characteristics, metes and bounds as described therein.

         (ii) By means of Public document number 28 granted on December 14, 1984 before Mr. Octaviano Gomez y Gomez, Notary Public Number 4 duly registered in the Public registry of property of the City of San Luis Potosoi under registration number 12549, book 138M, folium 227, the Company acquired by means of a donation real estate property with the characteristics, metes and bounds as described therein.

         Industrial buildings are erected on the parcels of land described in paragraphs (i)and (ii) above and such buildings are owned by the Company.

         Except as set forth in Schedule 3.2.9, the real estate properties described in (i) and (ii) above are free from all liens and without any reservation or limitation of domain, whether of a legal or contractual nature, and are current in the payment of real estate taxes and fees for water use corresponding to each one of them, and official receipts for the payment of such taxes and fees which the Company has provided.



                                      ARTICLE IV
                                      COVENANTS

    4.1  TAKING OF NECESSARY ACTION.

         Subject to the terms and conditions of this Agreement and to applicable law, Proeza shall and shall cause the Company to, and Tower shall, use all commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions. Without limiting the foregoing, each of Proeza, the Company and Tower shall use all commercially reasonable efforts to obtain or make all consents, approvals, assurances or filings of or with third parties and Governmental Bodies necessary for the consummation of the Transactions. Each party shall cooperate with the others in good faith to help the others satisfy their obligations under this Section. If at any time after the Closing Date any further commercially reasonable action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of each party to this Agreement shall take that necessary action.

    4.2  NOTICE OF CERTAIN CHANGES.

         Each party hereto shall give prompt written notice to the other parties hereto of the occurrence, or non-occurrence, of any event which would be reasonably likely to cause any representation or warranty herein to be untrue or inaccurate, or any covenant, condition or agreement herein not to be complied with or satisfied.

    4.3  ACCESS TO INFORMATION.

         (i) Proeza shall cause the Company to afford to Tower and its accountants, counsel and other representatives, reasonable access during normal business hours to its properties, books, contracts, commitments, tax returns, records and operating data, (ii) each of Proeza and the Company shall provide from time to time such office space within its executive offices as Tower may reasonably request for use by Tower's representatives or agents in reviewing the materials referred to in clause (i) of this Section, and (iii) Proeza shall cause the Company to afford to Tower and its accountants, counsel and other representatives reasonable access during normal business hours to their officers and other appropriate employees to discuss the condition, operation, business and prospects of the Company as a whole. All information provided hereunder shall be deemed Confidential Information.

    4.4  CONDUCT OF BUSINESS.

         From the date hereof through the Closing Date, except as contemplated hereby, (a) Proeza shall cause the Company to, and the Company shall, conduct its business in the ordinary course, consistent with past practices, and shall abstain from any action the taking of which would have to be disclosed pursuant to Section 3.2.16, and (b) the Company shall: (1) promptly inform Tower of any variances from the representations and warranties or any breach of covenants,
(2) not issue any capital stock, (3) not merge or consolidate, except as contemplated by the Reorganization, (4) not transact business with Affiliates or insiders other than in the Ordinary Course of Business, and (5) use its reasonable efforts to cause the conditions to Closing to be satisfied.

    4.5  EXPENSES.

         Whether or not the Transactions are consummated, (i) Proeza shall pay all costs and expenses that it incurs in connection with this Agreement and the Transactions, including the fees and expenses of its counsel, accountants, and other advisors, and (ii) Tower shall pay all costs and expenses that it incurs in connection with this Agreement and the Transactions, including the fees and expenses of its counsel, accountants, and other advisors.

    4.6   CONFIDENTIALITY; PRESS RELEASES.

          Except as may be required by law or as otherwise permitted or expressly contemplated herein, neither Tower, on the one hand, nor Proeza and the Company, on the other, nor any of their respective Affiliates, employees, agents and representatives shall disclose to any third party the contents of this Agreement, the subject matter or terms hereof or any Confidential Information concerning the business or affairs of the other which may be acquired in the course of pursuing the Transactions without the prior written consent of the other party hereto. Proeza and Tower shall consult with each other as to the timing, form and substance of any press release or public disclosure of matters related to this Agreement or any of the transactions contemplated by this Agreement.

    4.7   INDEBTEDNESS.

          Following the execution of this Agreement and until the Closing, the Company shall not, (a) except pursuant to its existing credit facilities or otherwise in the Ordinary Course of Business and specifically including for the purposes permitted under this Agreement, incur any indebtedness for borrowed money or guarantee any indebtedness, execute any indemnity, or issue or sell any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities, or enter into or modify any Contract with respect to the foregoing, or (b) except with respect to the debt described on SCHEDULE 4.7, make any optional payment of principal of any term debt or otherwise permanently reduce any of the Company's revolving credit facility.

    4.8   ENVIRONMENTAL COMPLIANCE.

          After the Closing, the Company shall address the issues set forth on
SCHEDULE 4.8 within 90 days of Closing, or such time as specified on such
SCHEDULE 4.8, and as soon as practicable thereafter shall comply in all material respects with the legal requirements addressed in such items.

    4.9   CORPORATE FILINGS.

          After Closing, the Company shall file the "CONSTANCIA DE INSCRIPCION" in the Foreign Investment Registry for 1996.

    4.10  COMPANY BYLAWS

          Tower, Proeza and the Company agree to cause the Company to adopt, at or prior to the Closing, the Company Bylaws, which will set forth such of the provisions in the Shareholders Agreement as are enforceable only if included in the bylaws of a company, so as to preserve the rights and responsibilities of the parties contemplated by and pursuant to the Shareholders Agreement, and will include such other provisions as are customary, necessary and appropriate.

    4.11  CORPORATE STRUCTURE OF THE COMPANY

          At the request of Tower, and at Tower's sole expense, the Company shall effect a change in its corporate structure from a Mexican SOCIEDAD ANONIMA DE CAPITAL VARIABLE ("S.A. DE C.V.") to a Mexican SOCIEDAD DE RESPONSABILIDAD LIMITADA DE CAPITAL VARIABLE ("S. DE R.L. DE C.V.") on or before January 1, 1998 (the "CONVERSION"). Any references herein to the Company following any Conversion shall be to such successor entity.

          In the event of a Conversion, the parties agree that if any of the covenants set forth in Section 4.11(c) are breached, the breaching party shall be liable to and shall indemnify and hold harmless each nonbreaching party and its officers, directors, shareholders, Affiliates, employees and agents, from any and all Losses, directly or indirectly resulting from, relating to, arising out of, or otherwise attributable to such breach. The indemnification provided for herein is an absolute indemnification and is not subject to any limitations (including, without limitation, those set forth in Section 6.6 hereto.

          Tower, the Company and Proeza, covenant and agree, and will cause the Company to so covenant and agree, and each party hereto acknowledges that each other party is entering into this Agreement in reliance on, the following:

              (i)that any and all remedies of withdrawal or rescission that the parties may have under Articles 38, 42 and 50 of the LEY GENERAL DE SOCIEDADES MERCANTILES (or any successor provisions) are hereby expressly waived;

              (ii)that neither Proeza nor Tower shall exercise the remedies of withdrawal or rescission that they may have under Articles 38, 42 and 50; and

              (iii)Any attempt by any party to exercise or invoke the withdrawal rights under Article 38 and 42, and the rescission rights under
Article 50 of the LEY GENERAL DE SOCIEDADES MERCANTILES (or any successor provisions) other than as expressly provided for herein or in the By-Laws shall be void and shall constitute a material breach of this Agreement by such party which shall be actionable by any other party; and

              (iv)That each "Equity Participation" or other instrument issued by the Company which represents or evidences an interest in Social Parts shall bear a legend to the foregoing effect and such legend shall be attached to the shareholder registry.

          In the event that Proeza shall desire to effect a public offering of all or part of its interest in the Company, in accordance with the Shareholders Agreement, Proeza may cause the Company at the sole expense of Proeza, to change its corporate structure from a Mexican S. DE R.L. DE C.V. to a Mexican S.A. DE C.V., and, in the event that Tower shall desire to effect a change in the corporate structure of the Company from a Mexican S. DE R.L. DE C.V. to a Mexican S.A. DE C.V. the Company shall effect such change, at the sole expense of Tower (any such change from a Mexican S. DE R.L DE C.V. to a Mexican S.A. DE C.V. a "REVERSION").

         In the event of any Conversion or Reversion, the parties agree that any and all rights and obligations pursuant to this Agreement will remain in full force and effect, and that all of the provisions hereof shall be adjusted MUTATIS MUTANDIS as may be necessary to give effect to any Conversion or Reversion.


                                      ARTICLE V
                                CONDITIONS TO CLOSING

    5.1  CONDITIONS OF ALL PARTIES.

         The obligations of each party to this Agreement to effect the Transactions shall be subject to the fulfillment of the following conditions:

         NO INJUNCTION. No order or other legal restraint or prohibition that would prevent or have the effect of preventing the consummation of the Transactions shall be in effect; PROVIDED, HOWEVER, that no party hereto may invoke this condition unless such party shall have complied fully with its obligations under Section 4.1 and, in addition, shall have used all reasonable efforts to have any such order vacated.

         GOVERNMENTAL APPROVALS. Other than regulatory approvals that, if not obtained, would not have a Material Adverse Effect on the affected party, all necessary regulatory filings and approvals shall have been made and obtained and be in full force and effect, after giving effect to the Transactions with respect to the Closing, including as required by the Mexican Federal Commission of Economic Competence.

         THIRD PARTY CONSENTS. The applicable party shall have received all requisite consents of third Persons necessary for the consummation of the Transactions with respect to the Closing.

    5.2  CONDITIONS OF EACH PARTY.

         TOWER'S CONDITIONS. The obligation of Tower to consummate the Transactions is subject to satisfaction on or before the Closing of the following conditions:

         REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties of Proeza contained in Section 3.2 and of the Company contained in
Section 3.3 shall be true and correct in all respects at and as of the Closing Date (except to the extent that they expressly relate only to an earlier time, in which case they shall have been true and correct in all respects as of such earlier time), and Proeza and the Company shall each have complied with all of their covenants in all respects, except in either case insofar as the failure to be true and correct or the failure to have so complied would not reasonably be expected to have a Material Adverse Effect on the Company or Tower. Each of Proeza and the Company shall have delivered to Tower a certificate dated as of the Closing Date, signed by its chairman, chief executive officer, president or any vice president and its chief financial officer or comptroller, in their capacities as such, to the effect set forth in this Section 5.2.1(i).

         DELIVERY OF SHARES. The Company shall have delivered to Tower the certificates representing the Class B Common Shares registered in the name of Tower free and clear of all Liens.

         ANCILLARY AGREEMENTS. The Company Shareholders Agreement, the Directors Agreement, the Marketing Agreement, the Technology Agreement and the Services Agreement shall each have been executed and delivered by the Company and Proeza.

         ESTATUTOS. The ESTATUTOS of the Company and corporate resolutions pertaining to the adoption of the bylaws and the declaration of the dividends described in SCHEDULE 3.2.16 shall have been adopted and filed in accordance with Mexican law and in the form and substance as acceptable to each of the parties.

         OPINION OF COUNSEL. The Company shall have delivered to Tower an opinion of DE LA GARZA Y ASOCIADOS, counsel to the Company, dated the Closing Date, to the effect that Company is a Mexican SOCIEDAD ANONIMA DE CAPITAL VARIABLE and is validly existing and in good standing under the laws of the United Mexican States; all of the

Company Capital Stock have been duly and validly authorized and issued and are fully subscribed and paid; and that each of the Technology Agreement, Directors Agreement, Marketing Agreement, Company Shareholders Agreement and this Agreement have been duly authorized, executed and delivered by the Company.

         CORPORATE MATTERS.

         The Company shall deliver to Tower the following documents:

         (A)  a certificate of liens for each of the Apodaca and San Luis
Potosi facilities which reflect no material liens other than the liens disclosed on Schedule 3.2.9.

         (B) a letter signed by each of Pablo Zambrano, Gabriel Zambrano, Enrique Zambrano and Juan Carlos Zambrano to the effect that each of them has no direct equity interest in the Company.

         (C) evidence of the "CONSTANCIA DE INSCRIPCION" in the Foreign Investment Registry for each of 1993 and 1994 and a copy of the 1995 economic financial questionnaire filed with such registry.

         (D) a letter from International Finance Corporation consenting to Proeza's sole ownership of Metalsa.

         The Company shall have: (A) canceled all of its outstanding stock certificates and issued new replacement stock certificates to its shareholders, pursuant to the Reorganization; (B) corrected all entries in the shareholders registry book; (C) canceled all general powers of attorney outstanding as of the Closing Date (provided that the parties hereto agree to put replacement general powers of attorney in place immediately thereafter); and (D) constituted the Board of Directors of the Company in accordance with the Shareholders Agreement.

         PROEZA'S CONDITIONS. The obligation of Proeza to consummate the Transactions is subject to satisfaction on or before the Closing of the following conditions:

         REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties of

Tower contained in Section 3.1 shall be true and correct in all material respects at and as of the Closing Date (except to the extent that they expressly relate only to an earlier time, in which case they shall have been true and correct in all material respects as of such earlier time), and Tower shall have complied with all of its covenants in all material respects. Tower shall have delivered to Proeza a certificate dated as of the Closing Date, signed by its chairman, chief executive officer, president or any vice president, or the secretary or assistant secretary of the Board and its chief financial officer, or comptroller in their capacities as such, to the effect set forth in this
Section 5.2.2(i).

         ANCILLARY AGREEMENTS. The Company Shareholders Agreement, the Directors Agreement, the Marketing Agreement, the Technology Agreement and the Services Agreement shall each have been executed and delivered by Tower and the Company.

         OPINION OF COUNSEL. Tower shall have delivered to Proeza an opinion of Kirkland & Ellis, counsel to Tower, dated the Closing Date, that Tower is duly incorporated and is validly existing as a corporation in good standing under the laws of the state of Michigan, and that each of the Technology Agreement, Directors Agreement, Marketing Agreement, Company Shareholders Agreement and this Agreement have been duly authorized, executed and delivered by Tower.

         THE COMPANY'S CONDITIONS. The obligation of the Company to consummate the Transactions is subject to satisfaction on or before Closing of the following conditions:

         REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties of Tower contained in Section 3.1 shall be true and correct in all material respects at and as of the Closing Date (except to the extent that they expressly relate only to an earlier time, in which case they shall have been true and correct in all material respects as of such earlier time), and Tower shall have complied with all of its covenants in all material respects. Tower shall have delivered to the Company a certificate dated as of the Closing Date, signed by its chairman, chief executive officer, president or any vice president or the secretary of the Board and its chief financial officer, in their capacities as such, to the effect set forth in this Section 5.2.3(i).

         PAYMENT. The Company shall have received the Investment Amount as set forth in Article II.

                                      ARTICLE VI
                              SURVIVAL, INDEMNIFICATION

    6.1  INDEMNIFICATION BY PROEZA.

         Proeza agrees to indemnify and hold harmless Tower and its officers, directors, shareholders, Affiliates, employees and agents (the "TOWER INDEMNITEES") from any and all Losses, directly or indirectly resulting from, relating to, arising out of or attributable to: (a) any liabilities resulting from the Reorganization (whether, as of the date hereof, or, except to the extent they expressly relate only to an earlier time, as of the Closing Date);
(b) any breach of or inaccuracy in any representation or warranty of Proeza contained in Sections 3.2.1 through 3.2.5 and Section 3.2.23 (whether as of the date hereof, or, except to the extent they expressly relate only to an earlier time, as of the Closing Date); and (c) any breach of, inaccuracy in or non-performance by Proeza of any representation or warranty of Proeza contained in any Section of this Agreement, except Article III with respect to this subparagraph (c) (whether as of the date hereof, or, except to the extent they expressly relate only to an earlier time, as of the Closing Date).

         Proeza agrees to indemnify and hold harmless the Company from any and all Losses, directly or indirectly resulting from, relating to, arising out of or attributable to: (a) any liabilities resulting from the Reorganization; (b) any breach of or inaccuracy in any representation or warranty of Proeza contained in Sections 3.2.6 to 3.2.22 (whether as of the date hereof, or, except to the extent they expressly relate only to an earlier time, as of the Closing
Date); (c) any breach of or inaccuracy in any representation or warranty of the Company contained in Section 3.3.6 (whether, as of the date hereof, or, except to the extent they expressly relate only to an earlier time, as of the Closing
Date); (d) the Company's noncompliance prior to the Closing Date with any Applicable Environmental and Safety Laws and any liability arising under any Applicable Environmental and Safety Laws relating to the Transferred Property; and (e) the failure of the Company and the shareholders of the Company to comply with the legal formalities of a shareholder meeting; PROVIDED, HOWEVER, that none of the transactions contemplated by the Reorganization or the Dividends shall constitute a breach of any representation or warranty of Proeza;

    6.2  INDEMNIFICATION BY TOWER.

         Tower agrees to indemnify and hold harmless Proeza and the Company and their respective officers, directors, shareholders, Affiliates, employees and agents (the "PROEZA INDEMNITEES") from any and all Losses resulting from, arising out of or attributable to: (a) any breach of or inaccuracy in any representation or warranty of Tower contained in this Agreement (whether, as of the date hereof, or, except to the extent they expressly relate only to an earlier time, as of the Closing Date); and (b) any breach of, or inaccuracy in or non-performance by Tower of any covenant or agreement of Tower contained in this Agreement.

    6.3  INDEMNIFICATION BY THE COMPANY.

         The Company agrees to indemnify and hold harmless the Tower
Indemnitees from any and all Losses, directly or indirectly resulting from, relating to, arising out of or attributable to: (a) any breach of or inaccuracy in any representation or warranty of the Company contained in this Agreement (whether, as of the date hereof, or, except to the extent they expressly relate only to an earlier time, as of the Closing Date); and (b) any breach or non-performance by the Company of any covenant or agreement of the Company contained in this Agreement; PROVIDED, HOWEVER, that none of the transactions contemplated by the Reorganization or the Dividends shall constitute a breach of any representation or warranty of the Company.

    6.4  NOTICE, PARTICIPATION AND DURATION.

         If a claim by a third party is made against a party indemnified pursuant to this Article (the "INDEMNITEE"), and if such Indemnitee intends to seek indemnity with respect thereto under this Article, the Indemnitee shall promptly, and in any event within 60 days of the assertion of any claim or the discovery of any fact upon which Indemnitee intends to base a claim for indemnification under this Agreement (a "CLAIM"), notify the party or parties from whom indemnification is sought (the "INDEMNITOR") of such Claim; provided that failure to provide such notice shall not limit the Indemnitee's rights to be indemnified hereunder except to the extent such failure has actually prejudiced the Indemnitor. Upon being notified of any Claim, the Indemnitor, at its option, may assume (with legal counsel reasonably acceptable to the Indemnitee) the defense of any Action in connection with the Claim, and may assert any defense of the Indemnitee or the Indemnitor; PROVIDED that the Indemnitee shall have the right at its own expense to participate jointly with the Indemnitor in the defense of any Action in connection with the Claim. If the Indemnitor elects to undertake the defense of any Claim, the Indemnitee shall cooperate with the Indemnitor to the extent reasonably requested in regard to all matters relating to the Claim (including corrective actions required by applicable law, assertion of defenses and the determination, mitigation, negotiation and settlement of all Claims), and may participate in such settlement or defense through counsel chosen by such Indemnitee, PROVIDED that the fees and expenses of such Indemnitee's counsel shall be borne by such Indemnitee. The Indemnitee shall not pay or settle any claim which the Indemnitor is contesting, and the Indemnitor shall not settle any claim in a manner which is prejudicial (financially or otherwise) to the Indemnitee. Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such claim, PROVIDED that in such event it shall waive any right to indemnity therefor by the Indemnitor.

    6.5  REIMBURSEMENT.

         If the Indemnitor shall undertake, conduct or control the defense or settlement of any Claim and it is later determined that such Claim was not a Claim for which the Indemnitor is required to indemnify Indemnitee under this Article, the Indemnitee shall reimburse the Indemnitor for all its costs and expenses with respect to such settlement or defense, including reasonable attorneys' fees and disbursements.

    6.6  INDEMNIFICATION THRESHOLD AND LIMITATIONS.

         PROEZA.

         PROEZA SHALL HAVE NO OBLIGATION TO INDEMNIFY, IN THE AGGREGATE, ANY TOWER INDEMNITEES OR THE COMPANY, SINGLY OR COLLECTIVELY, PURSUANT TO SECTION
6.1 UNTIL THE AGGREGATE INDEMNIFICATION CLAIMS PURSUANT TO SECTION 6.1 AND 6.3, BUT FOR THIS SENTENCE, EXCEED US$2,500,000 (THE "THRESHOLD AMOUNT") (and also excluding all Claims for amounts less than US$100,000, none of which shall in any event be cognizable hereunder or count towards the Threshold Amount); PROVIDED that once such amount exceeds the Threshold Amount, the Tower Indemnitees or the Company shall be entitled to recover all amounts in excess of the Threshold Amount to which they are entitled; and PROVIDED FURTHER that indemnification in respect of any breach of or inaccuracy in the representations and warranties of Proeza contained in Sections 3.2.13 shall not be subject to this clause (i) and shall not count towards the Threshold Amount.

         The indemnities provided for in Section 6.1.1(a), 6.1.1(b) as to representations and warranties, and 6.1.2 are expressly limited to Claims which are asserted within eighteen months after the Closing Date, except for Claims pursuant to Section 3.2.13 which may be asserted at any time prior to the expiration of the applicable statute of limitations, claims pursuant to Section 3.2.12, which may be asserted within thirty months after the Closing Date and claims pursuant Sections 3.2.2, 3.2.3 (with respect to clause (A)), 3.2.4 and
3.2.5 which may be asserted at any time.

         Proeza's indemnity obligation to the Tower Indemnities and the Company provided for in Section 6.1, together with the Company's indemnity obligations to the Tower Indemnitees provided for in Section 6.3, shall not exceed US$25,000,000.


         Notwithstanding anything to the contrary set forth herein, the limitations set forth in (iii) above shall not apply to breaches of or inaccuracies in the representations and warranties set forth in Sections 3.2.13, 3.2.2, 3.2.3 (with respect to clause (A)), 3.2.4 and 3.2.5.

    TOWER.

         Tower shall have no obligation to indemnify, in the aggregate, any Proeza Indemnitees or the Company, singly or collectively, pursuant to Section
6.2 until the aggregate indemnification claims pursuant to Section 6.2, but for this sentence, exceed the Threshold Amount (and also excluding all Claims for amounts less than US$100,000, none of which shall in any event be cognizable hereunder or count towards the Threshold Amount); PROVIDED that once such amount exceeds the Threshold Amount, the Proeza Indemnitees or the Company shall be entitled to recover all amounts in excess of the Threshold Amount to which they are entitled.

         The indemnities provided for in Section 6.2(a) are expressly limited to Claims which are asserted within eighteen months after the Closing Date, except for Claims pursuant to Sections 3.1.2 and 3.1.3 (with respect to clause
(A)).

         Tower's indemnity obligation to the Proeza Indemnitees provided for in
Section 6.2 shall not exceed US$25,000,000.

         Notwithstanding anything to the contrary set forth herein, the limitations set forth in (iii) above, shall not apply to breaches of or inaccuracies in the representations and warranties set forth in Sections 3.1.2 and 3.1.3 (with respect to clause (A)).

         THE COMPANY.

         The Company shall have no obligation to indemnify, in the aggregate, any Tower Indemnitees, singly or collectively, pursuant to Section 6.3 until the aggregate indemnification claims pursuant to Section 6.1 and 6.3, but for this sentence, exceed the Threshold Amount (and also excluding all Claims for amounts less than US$100,000, none of which shall in any event be cognizable hereunder or count towards the Threshold Amount), PROVIDED that once such amount exceeds the Threshold Amount, the Tower Indemnitees shall be entitled to recover all amounts in excess of the Threshold amount to which they are entitled.

         The indemnities provided for in Section 6.3(a) are expressly limited to Claims which are asserted within eighteen months after the Closing Date.

         The Company's indemnity obligations to the Tower Indemnitees provided for in Section 6.3, together with Proeza's indemnity obligation to the Tower Indemnities and the Company Indemnitees provided for in Section 6.1, shall not exceed US$25,000,000.

    6.7  NO THIRD PARTY BENEFICIARIES.

         The indemnities provided in this Article are given solely for the purpose of protecting the parties to this Agreement and the Indemnitees and shall not extend or be deemed extended to, or interpreted in a manner to confer any benefit, right or cause of

Action upon, any other Person.

    6.8  EXCLUSIVE REMEDY.

         The indemnification provisions set forth in this Article shall be a party's sole remedy for any Claims relating to the Transactions other than claims for intentional misrepresentation, and other than claims for enforcement of Section 7.4.

                                     ARTICLE VII
                                    MISCELLANEOUS

    7.1  NO THIRD PARTY BENEFICIARIES.

         This Agreement is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto and the Indemnitees.

    7.2  NOTICES.

         ADDRESSES. All notices to be provided pursuant to this Agreement (and any consents permitted by the terms of this Agreement) shall be in writing and delivered by hand, or sent by telecopy, air courier or registered mail, return receipt requested, as follows:

         If to Proeza, to:

              Promotora de Empresas Zano, S.A. de C.V.
              Oficinas Corporativas
              Constitucion No. 405 Pte.
              Monterrey N. L. C. P.  64000
              Mexico
              Attention:  Mr. Enrique Zambrano

              Tel: (528) 369-7000
              Fax: (528) 342-869

         With a copy (which shall not constitute notice) to:

              Wachtell, Lipton, Rosen & Katz
              51 West 52nd Street
              New York, New York 10019
              Attention: Adam O. Emmerich, Esq.

              Tel:  (212) 403-1000
              Fax:  (212) 403-2000

         If to Tower, to:

              Tower Automotive, Inc.
              c/o Hidden Creek Industries
              4508 IDS Center
              Minneapolis, Minnesota  55402
              Attention: President
              Tel:  (612) 332-2335
              Fax:  (612) 332-2012

         With a copy (which shall not constitute notice) to:

              Kirkland & Ellis
              200 East Randolph Drive
              Chicago, Illinois  60601
              Attention:  Jeffrey C. Hammes, Esq.
              Tel:  (312) 861-2000
              Fax:  (312) 861-2200


         If to the Company, to:

              Metalsa S.A. de C.V.
              Ave. Churubusco 3890 Nte.
              Monterrey, N.L.
              Mexico 66490
              Attention:  Mr. Antonio Zarate
              Tel: (528) 369-7101
              Fax: (528) 369-7009

         with a copy to Proeza at the address (and with such copies as are) noted above.

The addresses and facsimile numbers for notifications given pursuant to this Agreement may be changed by means of a written notice given to the other parties at least 15 days prior to the effective date of such change.

         EFFECTIVENESS. Any notice delivered pursuant to Section 7.2.1 shall be deemed to have been given on receipt.

    7.3  ASSIGNMENT.

         Except as specifically provided herein, no rights or obligations under this Agreement may be assigned or delegated by any party without the prior written consent of the other parties, except that Proeza and Tower shall be able to assign its rights and obligations under this Agreement to a wholly owned subsidiary (but provided that no such assignment shall relieve Proeza or Tower of any liability hereunder).

    1    RESOLUTION OF DISPUTES.

         DIRECT NEGOTIATION. The parties encourage the prompt and equitable settlement of all controversies or claims (a "DISPUTE") between or among the parties including but not limited to those arising out of or relating to the management of the Company and, this Agreement or any related agreements or instruments ("SUBJECT DOCUMENTS"), including any claim based on or arising from an alleged tort. At any time, either party can give the other written notice that it desires to settle a Dispute. Within fifteen days of delivery of such notice, the parties agree to cause the President of the Company and officers of Tower and Proeza, having authority to resolve such differences, to meet for two out of four continuous days. If the Dispute is not settled in such period, then beginning fifteen business days after the end of such meeting, their Chief Executive Officer or Chairman of the Board of each of Tower and Proeza shall meet for two out of four continuous days and attempt to resolve the differences causing the Dispute. The period from the date of delivery of notice of under this Section 7.4.1 through the termination of the meeting between the Chief Executive Officers of Tower and Proeza is referred to as the "NEGOTIATION PERIOD".

         MEDIATOR. If the Dispute is not resolved during the Negotiation Period, the parties agree to submit their Dispute to a mediator to work with them to resolve their differences. Such mediator shall be selected by mutual agreement of parties. If they are unable to agree on a mediator, the President of the American Mediation Association shall select a mediator who may be rejected by a party only for bias.

         MEDIATION PROCEDURE. The mediation shall be conducted pursuant to the rules generally used by the mediator in the mediator's practice, subject to the following:

         The mediator shall act as an advocate for resolution and shall use his or her best efforts to assist the parties in reaching a mutually acceptable settlement. The mediator may suggest ways of resolving the Dispute, but may not impose his or her own judgment on the issues or that of the parties. The mediator shall not have the authority to decide any issue for the parties, but will attempt to facilitate the voluntary resolution of the Dispute by the parties.

         Each Person participating in the mediation shall have authority to settle, and all Persons necessary to the decision to settle shall be present during the entire mediation session or sessions.

         The mediation shall take place at a time and convenient location agreeable to the mediator and the parties, as the mediator shall determine; provided that such mediation shall take place no later than fifteen days after the termination of the Negotiation Period and shall take place over two consecutive days.

         Mediation sessions shall be private, and only the parties and their representatives may attend the mediation sessions. Other Persons may attend the mediation sessions only with the written permissions of the parties and with the consent of the mediator.

         There shall be no stenographic record of the mediation process, and no person shall tape record any portion of the mediation sessions.

         No subpoenas, summons, complaints, citations, writs, or other process may be served at or away from the site of any mediation session upon any Person who then is entering, on the way to, in attendance or leaving the session.

         The parties shall participate in the mediation proceeding in good faith with the intention to settle.

         PROVISION OF INFORMATION TO MEDIATOR. No later than three business days prior to the mediation, each party shall deliver to the mediator all information reasonably required for the mediator to understand the issues presented and a confidential memorandum (not to exceed five pages with normal type size and margins) setting forth the following:

         Identification of the matters in Dispute;

         Concise statement of points (factual, legal, practical) that such party believes enhances its chance of achieving a favorable outcome of the Dispute;

         History of settlement discussions and outstanding offers of settlement; and

         The above rules may be modified or amended with the written consent of the parties.

         RELEASE. The mediator shall not be a necessary or proper party in judicial proceedings relating to the mediation. Neither the mediator, the firm employing the mediator, nor the organization providing the mediator shall be liable to any party for any acts or omissions in connection with any mediation conducted pursuant to this Section 7.4.

         COMPROMISE NEGOTIATION. The mediation is a compromise negotiation for purposes of the American Mediation Association and is an alternative dispute resolution procedure subject to New York law. The entire procedure is and shall be confidential. All conduct, statements, promises, offers, views and opinions, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees or other representatives and by the mediator, who is the parties' joint agent for purposes of these compromise negotiations, are confidential and shall, in addition where appropriate, be deemed to be work product and privileged. Such conduct, statements, promises, offers, views and opinions shall not be discoverable or admissible for any purposes, including impeachment, if any litigation or other proceedings involve the parties and shall not be disclosed to anyone not an agent, employee, expert or other representative for any of the parties. Evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of its use in the mediation. Confidential Information disclosed to the mediator by the parties or by witnesses in the course of the mediation shall not be divulged by the mediator. All records, reports or other documents received by the mediator while serving in that capacity shall be confidential. The mediator shall not be compelled to divulge such records or to testify with regard to the mediation in any adversary proceeding or judicial forum.

         COSTS OF MEDIATION. The parties shall bear their respective costs incurred in connection with the mediation described in this Section 7.4, except that the parties shall share equally the fees and expenses of the mediator, the costs of obtaining the facility for the mediation, and the fees and expenses of any experts employed at the request of the mediator.

         TERMINATION OF MEDIATION. The mediation shall be terminated upon the first to occur of the following:

         By the execution of a settlement agreement resolving the Dispute by the parties;

         By a written declaration of the mediator to the effect that further efforts at mediation are no longer worthwhile; or

         After the completion of two full days of mediation sessions, by written declaration of a party or parties to the effect that mediation proceedings are terminated.

         MANDATORY BINDING ARBITRATION. If the Dispute is unresolved prior to the end of the mediation period, any and all claims, demands, causes of action, Disputes, controversies and other matters in question arising out of or relating to this Agreement, the alleged breach thereof, or in any way relating to the subject matter of this Agreement ("ARBITRATION CLAIMS"), even though some or all of such Arbitration Claims allegedly are extracontractual in nature, whether such Arbitration Claims sound in contract, tort or otherwise, at law or in equity, whether provided by statute or the common law, for damages or any other relief, shall be arbitrated under the law, rules, regulations, jurisdiction and venue of the International Chamber of Commerce in Paris, France (such proceedings shall be conducted in the English language and all of the parties hereto specifically waive any and all other jurisdictions in Mexico, or in the United States of America, to which they may have a right by virtue of their domicile).

         The arbitration shall be held before a panel of three arbitrators consisting of one arbitrator selected by each of the affected parties, within three days of the termination of the mediation under this Section 7.4 and the third then selected by those two arbitrators; provided that if there are more than two parties involved in such arbitration, Proeza and the Company will choose one arbitrator and Tower will choose the other. If the party appointed arbitrators cannot agree on a third arbitrator within five days of their appointment, one shall be appointed by the International Chamber of Commerce in Paris, France within seven days after being so notified. All arbitrators shall be knowledgeable regarding the automotive industry and in international business transactions.

         The parties to such arbitration shall equally bear the costs and fees of the arbitration and each party shall bear its own legal expenses. The parties to such arbitration agree that a court reporter will record the arbitration proceedings and that the reporter's record will be the agreed to transcript of the proceedings. The parties to such arbitration will share the expenses of this recorder.

         The arbitrator(s) shall specify the basis for his/her/their decision, the basis for the damages awarded and a breakdown of the damages awarded, and the basis of any other remedy authorized under this Section 7.4. The decision of the arbitrator(s) shall be considered as a final and binding resolution of the disagreement, shall not be subject to appeal and may be entered as a judgment in any court of competent jurisdiction. Each party agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such decision, award, order or judgment.

         No party shall sue the other except for enforcement of this Section
7.4 or for enforcement of the arbitrator's decision if the other party is not performing in accordance with the arbitrator's decision.

         Any arbitration proceeding hereunder shall be conducted on a confidential basis.

         The parties to such arbitration shall agree upon what, if any, discovery shall be permitted. If the parties to such arbitration cannot agree on the form of discovery within ten days after the appointment of the arbitrator(s), then there shall be neither discovery nor the issuance of subpoenas. In no event, however, shall any such discovery take more than 30 days.

         The arbitration shall take place over 10 days beginning on the later of (i) 10 days after the determination of discovery rules or (ii) the date that discovery terminates.

         The arbitrators shall hand down their decision in writing within 15 days after the termination of the arbitration hearings.

         The duty of the parties to arbitrate any Dispute within the scope of this Section 7.4.9 shall survive the expiration or termination of this Agreement for any reason.

         The discretion of the arbitrator(s) to fashion remedies hereunder shall be no broader than the legal and equitable remedies available to a court, unless the parties expressly state elsewhere in this Agreement that the arbitrator use broader or narrower legal and equitable remedies than would be available to the arbitrator in this Section 7.4.9 and, if applicable, elsewhere in this Agreement. This Section 7.4.9 shall govern if any conflict arises between this Section and any other remedy terms in this Agreement.

         CONFLICTING PROVISIONS. To the extent any provision of this Article is different than the other terms in this Agreement, the terms of this Article shall prevail.

         WAIVER OF JURY TRIAL. Without limiting the obligation to mediate and arbitrate all Disputes arising under this Agreement, THE PARTIES EACH HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS AMONG THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. The scope of this waiver is intended to be all encompassing of any and all Disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. The parties each acknowledge that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings. Each party further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO. In the event of any legal action, subject to the terms and conditions of Section 7.4.9(iv), this Agreement may be filed as a written consent to trial by a court.

    7.5  GOVERNING LAW.

         Regardless of the place of execution, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

    7.6  HEADINGS.

         The headings contained in this Agreement are for convenience of reference only and shall not affect, in any way, the meaning or interpretation of this Agreement.

    7.7  ENTIRE AGREEMENT.

         This Agreement the Exhibits and Annexes hereto and thereto and any agreement signed of even date herewith by and among the parties hereto, set forth the entire understanding and agreement among the parties as to matters covered herein and therein and supersede any prior understanding, agreement or statement (written or oral) of intent, including the Letter of Intent, dated July 17, 1997.

    7.8   COUNTERPARTS.

          This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

    7.9   AMENDMENTS; WAIVERS; CONSENTS.

          To be binding, any amendment of this Agreement must be effected by an instrument in writing signed by all of the parties. No further formalities by the parties shall be required to amend this Agreement. Rights hereunder shall not be waived and no consent herein shall be effective except pursuant to a writing signed by the party against which enforcement of the waiver or consent is sought.

    7.10  LIMITATION ON DAMAGES.

          Notwithstanding anything to the contrary contained in this Agreement, no party shall be liable to the other parties for any special or punitive damages.

    7.11  TERMINATION.

          (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

          by and mutual written consent of Proeza, the Company and Tower;

          by any of Proeza, the Company or Tower if the Closing has not been consummated within 120 days of the date of this Agreement (the "FINAL TERMINATION DATE");

          by any of Proeza, the Company or Tower if there shall be any law or regulation of any competent authority that makes consummation of the issuance and subscription pursuant to Section 2.1 illegal or otherwise prohibited or if any judgment, injunction, order or decree of any competent authority prohibiting such transactions is entered and such judgment, injunction, order or decree shall become final and nonappealable.

          (b) If this Agreement is terminated pursuant to this Section 7.11, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except with respect to any willful breach hereof, and except that the agreements contained in Sections 4.5 and 4.6 shall survive the termination hereof.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the day and year first above written.

                                     PROMOTORA DE EMPRESAS ZANO, S.A. DE C.V.


                                       By:
                                            Name:
                                            Title:

                                       R. J. TOWER CORPORATION


                                       By:
                                            Name:
                                            Title:

                                       METALSA, S.A. DE C.V.


                                       By:
                                            Name:
                                            Title: